EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on (Form S-8) pertaining to the 2007 Employee Stock Purchase Plan and the 2010 Incentive Compensation Plan of CVS Caremark Corporation of our reports dated February 26, 2010 with respect to the consolidated financial statements and schedule of CVS Caremark Corporation and the effectiveness of internal control over financial reporting of CVS Caremark Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Boston, Massachusetts
June 22, 2010